UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                    SEC FILE NUMBER: 000-1429592
                                                         CUSIP NUMBER: 37949F102

                           NOTIFICATION OF LATE FILING

                                   (Check One)

        |_| Form 10-K   |_| Form 20-F   |_| Form 11-K    |X| Form 10-Q
        |_| Form 10-D   |_| Form N-SAR  |_| Form N-CSR

         For Period Ended: March 31, 2009

        |_| Transition Report on Form 10-K
        |_| Transition Report on Form 20-F
        |_| Transition Report on Form 11-K
        |_| Transition Report on Form 10-Q
        |_| Transition Report on Form N-SAR

        For the Transition Period Ended: N/A
                                         ---

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates: N/A

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PART I - REGISTRANT INFORMATION

Global Risk Management & Investigative Solutions
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Full Name of Registrant

N/A
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Former Name if Applicable

3950 East Patrick Lane, Suite 101
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Address of Principal Executive Office (Street & Number)

Las Vegas, Nevada  89120
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

      The Registrant is unable to file its quarterly report on Form 10-Q within the prescribed time period because the Registrant is awaiting final compilation and review of its financial statements for the quarterly period ended March 31, 2009. The Registrant currently expects to file its quarterly report on Form 10-Q for the period ended March 31, 2009 on or before the fifth calendar day following the prescribed due date for the filing of the Registrant's Form 10-Q.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Kyle Edwards                     (702)            798-0200
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      (Name)                           (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s)
      been filed?                                     |X|Yes    |_|No

      If answer is no, identify report(s).

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(3)   Is it  anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion
      thereof?                                        |_|Yes    |X|No

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

                Global Risk Management & Investigative Solutions
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 15, 2009                 By: /s/ Kyle Edwards
      -------------------------        -----------------------------------------
                                       Kyle Edwards, Chief Executive Officer

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                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (See 18 U.S.C.1001).

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